SUBSIDIARIES OF MONEYGRAM INTERNATIONAL, INC.

1.	Ferrum Trust (Delaware)

2.	MIL Overseas Limited (United Kingdom)

3.	MIL Overseas Nigeria Limited (Nigeria)

4.	Money Globe Payment Institution S.A. (Greece)

5.	MPS France, S.A. (France)

6.	MoneyGram India Private Ltd. (India)

7.	MoneyGram International Holdings Limited (United Kingdom)

8.	MoneyGram International Limited (United Kingdom)

9.	MoneyGram International Payment Systems, Inc. (Delaware)

10.	MoneyGram International, Inc. PAC (Federal Political Action Committee)

11.	MoneyGram International Pte. Ltd (Singapore)

12.	MoneyGram Mexico S.A. de C.V. (Mexico)

13.	MoneyGram of New York LLC (Delaware)

14.	MoneyGram Overseas (Pty) Limited South Africa (South Africa)

15.	MoneyGram Payment Systems Belgium N.V. (Belgium)

16.	MoneyGram Payment Systems Brasil LTDA (Brazil)

17.	MoneyGram Payment Systems Canada, Inc. (Vancouver, BC)

18.	MoneyGram Payment Systems Greece S.A. (Greece)

19.	MoneyGram Payment Systems Ireland Limited (Ireland)

20.	MoneyGram Payment Systems Italy S.r.l. (Italy)

21.	MoneyGram Payment Systems Malaysia Sdn. Bhd (Malaysia)

22.	MoneyGram Payment Systems Netherlands B.V. (Netherlands)

23.	MoneyGram Payment Systems Poland sp. Zoo (Poland)

24.	MoneyGram Payment Systems South Africa Proprietary Limited (South Africa)

25.	MoneyGram Payment Systems Spain, S.A. (Spain)

26.	MoneyGram Payment Systems Worldwide, Inc. (Delaware)

27.	MoneyGram Payment Systems, Inc. (Delaware)

28.	MTI Money Transfer Limited (United Kingdom)

29.	MONEYGRAM TURKEY ÖDEME HİZMETLERİ ANONİM ŞİRKETİ (Turkey)

30.	MTI Norway AS (Norway)

31.	PT MoneyGram Payment Systems Indonesia (Indonesia)

32.	Travelers Express Co. (P.R.), Inc. (Puerto Rico)

33.	Tsavorite Trust (Delaware)